UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2022

Intellicheck, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15465	11-3234779
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Broadhollow Road, Suite 207, Melville, NY 11747

(Address of principal executive offices) (Zip code)

(516) 992-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	IDN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On May 16, 2022, the Board of Directors (the “Board”) of Intellicheck, Inc. (the “Company”) determined that for the reasons explained below, its financial statements for the quarterly periods ended September 30, 2020, March 31, 2021, June 30, 2021, and September 30, 2021, and the years ended December 31, 2020 and 2021, should no longer be relied upon. The Board made this determination in consultation with the Company’s Independent Registered Public Accounting Firm.

Background

The Company determined that a cashless withholding to satisfy personal income tax obligations from certain option awards exercised during the third quarter of 2020 and the first quarter of 2021, caused the underlying options to no longer qualify as equity awards and should have instead been classified as liability awards commencing on the date of exercise. The change in the classification of the awards to liability classified awards requires the Company to remeasure the fair value of the awards at the end of each reporting period they remain outstanding, with the increase or decrease in fair value correspondingly charged or credited to selling, general and administrative expenses in arriving at net income. Furthermore, the Company, due to an administrative error, failed to sell the shares surrendered in 2021 and did not remit the equivalent amount of funds to the tax authorities. To date, the Company has not returned the shares or otherwise reimbursed the effected employees for the shares surrendered. The Company is currently in the process of arranging payment, which is expected to be completed during the quarter ending June 30, 2022.

The effect of these administrative errors on the Company’s previously issued balance sheets as of the quarterly periods ended March 31, 2021, June 30, 2021, and September 30, 2021, and the year ended December 31, 2021, is expected to result in an increase in accrued liabilities of approximately $1.8 million, $1.9 million, $2.0 million and $1.6 million, and a net (decrease) to stockholder’s equity of approximately $(1.8) million, $(1.9) million, $(2.0) million and $(1.6) million, respectively.

In addition, the effect of the errors on the Company’s previously issued statements of operations is currently expected to result in a non cash increase in selling, general and administrative expenses with a corresponding decrease in net income in the statement of operations of approximately, $2.7 million for the period ended September 30, 2020, $3.5 million for the period ended March 31, 2021, $0.1 million for the period ended June 30, 2021, $0.1 million for the period ended September 30, 2021, and $3.3 million for the year ended December 31, 2021.

No assurance can be provided that the amounts referred to above and the financial statements line items affected will not change and the amounts may be materially different as the Company finalizes the restatement process.

Financial Statements to be Restated

As a result, the Company will promptly be amending its Form 10-Q’s for the periods ending March 31, 2021, June 30, 2021, and September 30, 2021. The Company will also amend its Form 10-K for the year ended December 31, 2021, to reflect the adjustments described above. In addition, with respect to the amendments to the financial statements for the quarter ended September 30, 2020 and year ended December 31, 2020, the adjustments will be reflected in the amended 10-Q for the period ended September 30, 2021 and the amended Form 10-K for the period ended December 31, 2021, respectively.

Remediation Steps to Be Undertaken

To ensure that this type of narrow, isolated incident does not happen in the future, the Company has engaged a nationally recognized fintech company specializing in managing employee stock option plans, in order to coordinate management of transactions by employees with respect to exercises of their stock options. In addition, as a further safeguard, future cashless exercises of stock options will be settled by sale of the surrendered shares administered by our third-party provider, and not from the Company’s cash on hand, to cover the option exercise price and any potential income tax liability.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Form 8-K with the Company’s Independent Registered Public Accounting Firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 20, 2022	INTELLICHECK, INC.

	By:	/s/ Jeffrey Ishmael
Jeffrey Ishmael
Chief Financial Officer